EXHIBIT 99


IMMEDIATE RELEASE  Contact:  Leonard Bell, M.D.        Rhonda Chiger (investors)
-----------------            President and CEO         Susan Farley (media)
                             Alexion Pharmaceuticals   Dewe Rogerson, Inc.
                             203/776-1790              212/688-6840



                   ALEXION BEGINS C5 INHIBITOR CLINICAL TRIAL
                            FOR RHEUMATOID ARTHRITIS

         --Alexion Moves into Clinic Treating Autoimmune Disorder with
                   Second Anti-Inflammatory Drug Candidate--


NEW HAVEN, CT, July 7, 1998--Alexion Pharmaceuticals, Inc. (Nasdaq: ALXN) today announced that it has recently commenced dosing Rheumatoid Arthritis (RA) patients in a Phase I/II clinical trial of its anti-inflammatory complement inhibitor drug candidate 5G1.1. The multi-center, double-blinded, placebo-controlled, ascending dose study is expected to enroll 40 patients. The trial is designed to gather clinical data regarding the safety profile and biological effects of 5G1.1 in this patient population.

"We are pleased to be advancing our product pipeline by initiating clinical trials for our second drug candidate, 5G1.1," said Leonard Bell, M.D., President and Chief Executive Officer of Alexion. "In pursuing this new clinical target, which builds on the anti-inflammatory properties of our proprietary complement inhibitor approach that has been already observed in the clinic, we are taking an important step closer to providing needed treatment for rheumatoid arthritis."

The anti-inflammatory effects of Alexion's first drug candidate, 5G1.1-SC, were recently reported to significantly reduce cardiac damage, new cognitive (brain) deficits, and blood loss in patients undergoing coronary artery bypass graft surgery. Alexion has previously announced plans to begin clinical development of 5G1.1-SC for the treatment of acute myocardial infarction (heart attack) later this year.

Louis Matis, M.D., Senior Vice President and Chief Scientific Officer, said, "The initiation of this clinical study in RA patients is a satisfying step towards the realization of the potential of our pre-clinical findings of C5 Inhibitors showing potent and selective anti-inflammatory effects in an animal model of RA. In the arthritis studies that were published in the Proceedings of the National Academy of Sciences, we saw a dramatic reduction in inflammation of affected joints in individuals with established disease and a greater than 90% reduction in disease incidence. We believe that the significant reductions in levels of biological markers associated with inflammation seen in our clinical trial studies of 5G1.1-SC give us a good indication that the related 5G1.1 drug candidate will also show beneficial anti-inflammatory effects."



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Approximately 2,500,000 patients currently receive therapy for rheumatoid arthritis in the U.S. In such patients, the attack of the individual's immune system against multiple joints throughout the body frequently leads to severe joint destruction, pain, and disfigurement.

Alexion's C5 inhibitors (5G1.1 and 5G1.1-SC) are specific and potent recombinant drugs which are designed to intervene in the complement cascade. The Company believes that these proprietary G5 Inhibitors intervene at an optimal point which generally preserves the normal disease-preventing functions of complement proteins while generally inhibiting the disease-causing actions. 5G1.1 is a novel fully humanized monoclonal antibody, specifically designed to deliver potent anti-complement and anti-inflammatory activity to patients suffering from chronic inflammatory diseases, including the autoimmune disorders rheumatoid arthritis and systematic lupus. In its other autoimmne disease programs, Alexion expects to initiate clinical trials with 5G1.1 in systemic lupus patients this summer. Further, with regard to its MS program, Alexion has indicated to the FDA that the initiation of clinical trials is delayed as it is conducting additional preclinical studies with MP4 so as to evaluate the safest and most effective dosing route and regimen prior to the amendment of the clinical protocol for the subsequent treatment of MS patients.

Alexion Pharmaceuticals, Inc. was funded in 1992 and is engaged in the development of selective immunotherapeutic drugs that generally are designed to inhibit the disease-causing segments of the immune system while preserving the disease-preventing aspects of the immune system. The Company is developing three technology platforms: C5 Complement Inhibitors and Apogen T-Cell Therapeutics which together target severe cardiovascular and autoimmune disorders; and xenografts for organ transplantation.

THIS NEWS RELEASE CONTAINS FORWARD LOOKING STATEMENTS. SUCH STATEMENTS ARE SUBJECT TO CERTAIN FACTORS WHICH MAY CAUSE ALEXION'S PLANS TO DIFFER OR RESULTS TO VARY FROM THOSE EXPECTED INCLUDING UNEXPECTED PRE-CLINICAL OR CLINICAL RESULTS, THE NEED FOR ADDITIONAL RESEARCH AND TESTING, DELAYS IN MANUFACTURING,
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AND A VARIETY OF RISKS SET FORTH FROM TIME TO TIME IN ALEXION'S FILINGS WITH THE
SECURITIES AND EXCHANGE COMMISSION, INCLUDING BUT NOT LIMITED TO THE RISKS DISCUSSED IN ALEXION'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED JULY 31, 1997. ALEXION UNDERTAKES NO OBLIGATION TO PUBLICLY RELEASE RESULTS OF ANY OF THESE FORWARD LOOKING STATEMENTS WHICH MAY BE MADE TO REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE HEREOF OR TO REFLECT THE OCCURRENCE OF
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